SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ____ )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement  [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material under Rule 14a-12


                              CAVALIER HOMES, INC.
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

         (5) Total fee paid:

--------------------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

--------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

         (3) Filing Party:

--------------------------------------------------------------------------------

         (4) Date Filed:

--------------------------------------------------------------------------------

                           [CAVALIER HOMES, INC LOGO]






                                 April 13, 2004


Dear Stockholder:

                  You are cordially invited to join us at our 2004 Annual Meeting of Stockholders to be held on Wednesday, May 19, 2004, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama. At the meeting, we will consider the election of directors, the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company, and any other business as may properly come before the Annual Meeting.

                  Stockholders of the Company who are unable to be present personally at the Annual Meeting may vote by proxy. The enclosed Notice and Proxy Statement contain important information concerning the matters to be considered, and we urge you to review them carefully. You will also find enclosed a copy of the Company's Annual Report for the year ended December 31, 2003, which we encourage you to read.

                  It is important that your shares be voted at the meeting. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed form of proxy promptly so that the Company may be assured of the presence of a quorum. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                  We look forward to seeing you on May 19th.


                                           Sincerely yours,

                                           CAVALIER HOMES, INC.





                                           /s/ Barry B. Donnell
                                           Barry B. Donnell
                                           Chairman of the Board





                                           /s/ David A. Roberson
                                           David A. Roberson
                                           President and Chief Executive Officer

                              CAVALIER HOMES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 2004


TO THE STOCKHOLDERS OF CAVALIER HOMES, INC.:

                  The Annual Meeting of Stockholders of Cavalier Homes, Inc., a Delaware corporation (the "Company"), will be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 19, 2004, at 10:00 A.M., C.D.T., for the following purposes:

                  (1)      To elect ten directors;

                  (2) To consider the ratification and approval of the appointment by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company; and

                  (3) To transact such other business as may properly come before the meeting.

                  Details respecting these matters are set forth in the accompanying Proxy Statement.

                  Holders of record of the Common Stock of the Company at the close of business on March 22, 2004, are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of the Company who are entitled to vote at the Annual Meeting will be available for inspection for a period of ten days prior to the Annual Meeting at 800 Shades Creek Parkway, Birmingham, Alabama, and at the Annual Meeting, for any purpose germane to the meeting. The meeting may be adjourned from time to time without notice other than such notice as may be given at the meeting or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjourned meeting.

                  You are cordially invited to attend the Annual Meeting of the Stockholders of your Company, and we hope you will be present at the meeting.

                  WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED FORM OF PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A postage-paid envelope is enclosed for your convenience in returning your proxy to the Company.


                                              BY ORDER OF THE BOARD OF DIRECTORS





                                                /s/ Michael R. Murphy
                                                Michael R. Murphy
                                                Secretary

Post Office Box 540
32 Wilson Boulevard 100
Addison, Alabama 35540
April 13, 2004

                              CAVALIER HOMES, INC.
                               POST OFFICE BOX 540
                             32 WILSON BOULEVARD 100
                             ADDISON, ALABAMA 35540

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 2004


                  The accompanying proxy is solicited on behalf of the Board of Directors of Cavalier Homes, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 19, 2004, at 10:00 A.M., C.D.T. This Proxy Statement and the enclosed form of proxy are first being mailed or given to stockholders on or about April 13, 2004.


                               GENERAL INFORMATION

Outstanding Voting Shares; Voting Procedures

                  Holders of record of the Common Stock of the Company outstanding at the close of business on March 22, 2004, are entitled to notice of, and to vote at, the Annual Meeting. A total of 17,810,340 shares of Common Stock were outstanding on such date and will be entitled to vote at the Annual Meeting. Each holder of shares of Common Stock entitled to vote has the right to one vote for each share held of record on the record date for each matter to be voted upon.

                  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company entitled to vote, consisting of at least 8,905,171 shares, is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. In accordance with the Amended and Restated By-laws of the Company, as amended (the "By-laws"), the ten nominees receiving the highest vote totals will be elected as directors of the Company. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the outcome of the election of directors at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required (i) for the approval and ratification of the selection of the Company's independent auditors, and (ii) for approval of all other matters. Abstentions and broker non-votes will be included for purposes of determining whether the requisite number of affirmative votes have been cast with respect to the ratification of the selection of the Company's independent auditors and approval of any other matters coming before the stockholders meeting; and, accordingly, will have the same effect as a negative vote.

Voting Your Proxy

                  Proxies, in the form enclosed, properly executed by a stockholder and returned to the Board of Directors of the Company, with instructions specified thereon, will be voted at the Annual Meeting in accordance with such instructions. If no specification is made, a properly executed proxy will be voted in favor of:

                  (i) The election to the Board of Directors of the ten nominees named in this Proxy Statement; and

                  (ii) The ratification of action taken by the Board of
                       Directors in selecting Deloitte & Touche LLP as independent public accountants for the Company.

                  As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration or action at the Annual Meeting other than the matters stated above. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                  A stockholder may revoke a proxy by notice in writing delivered to the Secretary of the Company, Michael R. Murphy, at any time before it is exercised. A proxy may also be revoked by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke a proxy previously given to the Company.

Costs of Solicitation

                  The cost of soliciting proxies, including the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company may reimburse investment bankers, brokers and other nominees for their expenses incurred in obtaining voting instructions from beneficial owners of Common Stock held of record by such investment bankers, brokers and other nominees; however, the Company has not entered into any written contract or arrangement for such repayment of expenses. In addition to the use of mails, proxies may be solicited by personal interview, telephone or facsimile machine by the directors, officers and employees of the Company, without additional compensation.

                              ELECTION OF DIRECTORS

                  The By-laws of the Company provide for a Board of Directors of not fewer than one nor more than ten members, the exact number to be determined by resolution of the Board of Directors. The present Board of Directors has fixed the number of directors at ten members and proposes the election of the ten persons listed below, each of whom has consented to being named and to serving in such capacity as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and shall have qualified. Unless otherwise directed, it is intended that shares of Common Stock represented by all proxies received by the Board of Directors will be voted in favor of the nominees listed below. Should any such nominee become unable or decline to accept election, which is not anticipated, it is intended that such shares of Common Stock will be voted for the election of such person or persons as the Board of Directors may recommend.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW.


                  The following table sets forth certain information concerning each nominee, each of whom is currently serving as a director:


Name                                        Age           Principal Occupation             Director Since
----                                        ---           --------------------             --------------
John W. Allison                             57    Chairman of Home Bankshares, Inc.             2000
                                                  (a bank holding company)

Thomas A. Broughton, III                    48    Chairman of First Commercial Bank             1986
                                                  (a state banking corporation)

Barry B. Donnell                            64    Chairman of the Board of the Company          1986



Norman W. Gayle, III                        50    President and Chief Executive                 2003
                                                  Officer of Vesta Insurance Group,
                                                  Inc.
                                                  (insurance holding company)

Lee Roy Jordan                              62    President of Lee Roy Jordan Redwood           1993
                                                  Lumber Company
                                                  (lumber supply business)

A. Douglas Jumper, Sr.                      72    Owner of J&J Properties                       1997
                                                  (owns, manages and leases commercial
                                                  buildings)

John W Lowe                                 62    Partner, Lowe, Mobley & Lowe                  1984
                                                  (law firm)

David A. Roberson                           47    President and Chief Executive                 1996
                                                  Officer of the Company

Bobby Tesney                                59    Vice Chairman of Brown Jordan                 2003
                                                  International, Inc.
                                                  (casual and contract furniture
                                                  manufacturer)

J. Don Williams                             54    Senior Vice President, Chief                  2003
                                                  Financial Officer and Secretary of
                                                  Altec, Inc.
                                                  (mobile equipment manufacturer)


                  Mr. Jumper became a member of the Board of Directors effective upon the merger involving Belmont Homes, Inc. ("Belmont"), pursuant to which Belmont became a wholly owned subsidiary of the Company as of December 31, 1997. Each nominee for the Board of Directors listed above has occupied the position indicated for at least the last five years, with the exception of Mr. Tesney, who served as President and Chief Executive Officer of WinsLoew Furniture, Inc. until January 2002. Mr. Allison also serves as chairman of the boards of both First State Bank, Conway, Arkansas, and North Little Rock Bancshares, Inc., North Little Rock, Arkansas. Mr. Allison serves as a director of Twin City Bank, a subsidiary bank of North Little Rock Bancshares, Inc., Marine Bank in Marathon, Florida and Russellville Bancshares, Inc. in Russellville, Arkansas. Mr. Gayle is also a director of Vesta Insurance Group, Inc., and Mr. Tesney serves as a director of Brown Jordan International, Inc.

                           CORPORATE GOVERNANCE

Code of Ethics

                  The Company has adopted a Code of Ethics, which applies to all the Company's employees, including the Company's Chief Executive Officer and Chief Financial Officer, and the Company's Board of Directors. A copy of the Company's Code of Ethics is posted on the Company's website (www.cavhomesinc.com). The Company intends to post amendments to and waivers from its Code of Ethics (to the extent applicable to the Company's directors or executive officers) on the Company's website (www.cavhomesinc.com).

Director Attendance

                  During 2003, the Board of Directors of the Company held four regular meetings and one special meeting. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served in 2003. The Company encourages all members of the Board of Directors to attend the annual meeting of stockholders and in 2003, all current members of the Board of Directors were in attendance at the 2003 Annual Meeting of Stockholders.

Committees of the Board of Directors

                  The Board of Directors has four standing committees: the Executive Committee, the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Executive Committee is composed of David A. Roberson, Barry B. Donnell and John W Lowe and is authorized to act in place of the full Board of Directors in certain circumstances.

Compensation Committee

                  The Compensation Committee, which held one meeting in 2003, is composed of Norman W. Gayle, III, Chair, John W. Allison and J. Don Williams. The Compensation Committee administers the Company's stock option plans (other than the Nonemployee Directors Plan) and sets the compensation of the executive officers of the Company. The Compensation Committee operates under a charter approved by the Board. The charter is posted on the Company's website at www.cavhomesinc.com.

                  On January 30, 2004, the Board selected the members of the Compensation Committee for the 2004 fiscal year, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the American Stock Exchange.

Nominating and Governance Committee

                  The Nominating and Governance Committee held no meetings during 2003. The Nominating and Governance Committee is currently composed of John W. Allison, Bobby Tesney, J. Don Williams and A. Douglas Jumper, Sr., Chair. The Nominating and Governance Committee identifies individuals qualified to become members of the Board of Directors, and recommends to the Board of Directors the director nominees for the next annual meeting of stockholders. The Nominating and Governance Committee is also charged with developing and recommending to the Board of Directors corporate governance principles appropriate for the Company, in accordance with the guidelines and requirements established by the Securities and Exchange Commission ("SEC"). The Nominating and Governance Committee operates under a charter approved by the Board. The charter is posted on the Company's website at www.cavhomesinc.com.

                  On January 30, 2004, the Board selected the members of the Nominating and Governance Committee for the 2004 fiscal year, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the American Stock Exchange.

Audit Committee

                  The Audit Committee held five regular meetings during 2003. The Audit Committee is currently composed of Bobby Tesney, A. Douglas Jumper, Sr., Norman W. Gayle, III and J. Don Williams. The Audit Committee, among other things, exercises sole authority over the selection each year of the Company's independent public accountants, preapproves all audit and non-audit services to be provided by the Company's independent public accountants, reviews and evaluates the performance of the Company's auditors, reviews the external and internal audit procedures, scope and controls practiced by the Company's independent public accountants and its internal accounting personnel, and evaluates the services performed and fees charged by the Company's independent public accountants to determine, among other things, that the non-audit services performed by such auditors do not compromise their independence. The Audit Committee also approves all related party transactions.

                  On January 30, 2004, the Board selected the members of the Audit Committee for the 2004 fiscal year, as shown above. All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the American Stock Exchange. Mr. Tesney, the chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the American Stock Exchange.

Director Independence

                  The Board of Directors has determined that each of the following directors are independent of the Company in that such directors have no material relationship with the Company either directly or indirectly as a partner, shareholder or affiliate of an organization that has a relationship with the Company:

                  o        John W. Allison
                  o        Norman W. Gayle, III
                  o        Lee Roy Jordan
                  o        A. Douglas Jumper, Sr.
                  o        Bobby Tesney
                  o        J. Don Williams

Both Messrs. Donnell and Roberson serve as executive officers of the Company. Mr. Lowe receives fees from the Company in connection with his representation of the Company in legal matters, and Mr. Broughton serves as President of the Company's primary lender.

Nomination of Directors

                  The Nominating and Governance Committee considers candidates for Board membership suggested by its members, other Board members and stockholders of the Company. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company's Chairman of the Board or any member of the Nominating and Governance Committee in writing at Post Office Box 5003, 719 Scott Avenue, Suite 600, Wichita Falls, Texas 76301 with whatever supporting material the stockholder considers appropriate. Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy certain criteria set by the Board of Directors and detailed below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather background information with respect to professional, educational and community activities, interview the candidate, determine the candidate's willingness to serve, and review with the candidate the time requirement involved. It will also recommend and provide the opportunity for the prospective member to meet with the Company's independent auditors, the Board members (individually or as a group), and Company management (individually or as a group). Candidates are selected for their good character, judgment and willingness to devote adequate time to Board duties. Assessment of potential candidates includes issues of diversity, age and skills in the context of an assessment of the perceived needs of the Board at that time.

Communication with Board of Directors

                  Stockholders interested in communicating directly with the Board of Directors, or specified individual directors, may do so by writing the Chairman of the Board at Post Office Box 5003, 719 Scott Avenue, Suite 600, Wichita Falls, Texas 76301. The Chairman will review all such correspondence and will regularly forward to the Board copies of all such correspondence that, in the opinion of the Chairman, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee.

Director Compensation

                  The Company currently pays each nonemployee director $2,500 for each Board meeting at which he is in attendance and $250 for each telephone conference Board meeting in which he participates. Nonemployee directors who are members of committees also receive $750 for attendance for each committee meeting held on a date when no Board meeting is held and $250 for each committee meeting held by conference telephone. Directors who are also employees of the Company do not receive additional compensation for attendance at Board meetings. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

                  Pursuant to the Company's 1993 Amended and Restated Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan"), options to purchase 20,000 shares of Common Stock are granted to each nonemployee director upon first being elected to the Board of Directors. In addition to such initial grants, annually on January 2, each nonemployee director who has served as a director of the Company during the calendar year immediately preceding such date receives an option to purchase 5,000 shares of Common Stock; provided, however, that no director of the Company may be granted options to purchase more than 125,000 shares of stock under the Nonemployee Directors Plan. All such options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Nonemployee Directors Plan generally have a term of ten years, and are exercisable at any time beginning six months after the date of grant; provided, however, that no option is exercisable unless at all times during the period from the date of grant and ending twelve months before the date of exercise, the optionee was a director of the Company. Messrs. Broughton, Jordan and Lowe are no longer eligible to receive awards under the Nonemployee Directors Plan because each of them has received the maximum number of options allowed under the plan.

                             AUDIT COMMITTEE REPORT

                  In compliance with the requirements of the American Stock Exchange (Amex), the Audit Committee of the Company adopted a formal written charter approved by the Board of Directors which outlines the Audit Committee's responsibilities and how it carries out those responsibilities. On March 24, 2004, the Audit Committee amended and restated its charter, and the Amended and Restated Audit Committee Charter is attached to this Proxy Statement as Appendix
A. In connection with the performance of its responsibilities under its charter, the Audit Committee has:

                  o Reviewed and discussed the audited financial statements of the Company with management;

                  o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

                  o Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

                  o Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

                                                             AUDIT COMMITTEE

                                                          Bobby Tesney (Chair)
                                                          Norman W. Gayle, III
                                                          A. Douglas Jumper, Sr.
                                                          J. Don Williams

                       RATIFICATION AND APPROVAL OF APPOINTMENT
                           OF INDEPENDENT PUBLIC ACCOUNTANTS

                  At the direction of the Audit Committee, the Board of Directors of the Company has unanimously selected, subject to ratification by the stockholders, the accounting firm of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 2004. Deloitte & Touche LLP has served as the Company's independent auditor since 1984. Ratification of the selection of auditors is being submitted to the stockholders of the Company because the Board of Directors believes it is an important corporate decision in which stockholders should participate. If the stockholders do not ratify the selection of Deloitte & Touche LLP or if Deloitte & Touche LLP shall decline to act, resign or otherwise become incapable of acting, or if its engagement is otherwise discontinued, the Audit Committee will select other auditors for the period remaining until the 2005 Annual Meeting of Stockholders when engagement of auditors is expected to again be subject to ratification by the stockholders at such meeting.

                  Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting and will be provided an opportunity to address the meeting and to respond to appropriate questions from stockholders.


Fee Disclosure

                  The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for fiscal 2003 and fiscal 2002 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2003 and fiscal 2002.

                                                        2003                      2002
                                                        ----                      ----
        (1) Audit Fees                                $235,000                  $222,000

        (2) Audit-related fees (a)                      64,000                    89,000

        (3) Tax fees (b)                               207,000                   159,000

        (4) All other fees (c)                           8,000                        --

(a) Audit-related services for audits of an employee benefit plan and stand-alone subsidiary, consultations to assist in the adoption of new accounting pronouncements and review of regulatory filings.

(b) Non audit services for tax return preparation, tax compliance services, support services related to tax return audits and tax consulting related to company reorganization.

(c) Non audit services for attendance at Sarbanes-Oxley seminar.

                  Upon effectiveness of final rules promulgated by the Securities and Exchange Committee relating to approval of non-audit services in May 2003, our Audit Committee began pre-approving all audit-related services, tax services and other services provided by our independent auditor. In connection with such pre-approval, our Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

                  The Chairman of the Audit Committee, Mr. Tesney, has authority to approve accounting projects of up to $20,000 per project, as long as such pre-approvals are brought to the attention of the Audit Committee at its next committee meeting. Any accounting projects that involve fees in excess of $20,000 must have full Audit Committee approval.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
            VOTE FOR RATIFICATION AND APPROVAL OF DELOITTE & TOUCHE LLP.


                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Executive Officers

                  The following table sets forth certain information concerning the executive officers of the Company, who are elected annually by the Board of
Directors:

Name                                          Age              Position with the Company
----                                          ---              -------------------------
David A. Roberson                             47         President and Chief Executive Officer

Barry B. Donnell                              64                 Chairman of the Board

Michael R. Murphy                             58      Vice President, Chief Financial Officer and
                                                                   Secretary-Treasurer

Gregory A. Brown                              46                Chief Operating Officer

                  Mr. Roberson has served as the Company's President and Chief Executive Officer since 1996. Mr. Donnell has served as the Company's Chairman of the Board since 1986. Mr. Murphy has served as the Company's Chief Financial Officer and Secretary-Treasurer since 1996. Mr. Brown was named Chief Operating Officer in February 2002. Prior to becoming Chief Operating Officer, Mr. Brown had served as the Company's Director of Manufacturing Operations since 1999. From 1985 to 1999, Mr. Brown held various positions with Brigadier Homes, an operating division of the Company, serving lastly as General Manager.

Ownership of Equity Securities

                  Set forth below is information as of March 22, 2004, with respect to the beneficial ownership of the Common Stock of the Company by (a) each of the directors of the Company (which directors also constitute the nominees for election as directors at the Annual Meeting), (b) the Company's President and Chief Executive Officer and the three other executive officers of the Company, and (c) all directors and executive officers of the Company as a group.

                                                                Number of            Percent
                                                                  Shares            of Class
Name of Individual                                              Beneficially       Beneficially
or Persons in Group                                              Owned (1)          Owned (1)
-------------------                                             ------------       ------------

John W. Allison                                                   70,000 (2)              *
Thomas A. Broughton, III                                         160,074 (3)              *
Gregory A. Brown                                                 100,012 (4)              *
Barry B. Donnell                                               1,300,525 (5)           7.14%
  719 Scott Avenue, Suite 600
  Wichita Falls, Texas 76301
Norman W. Gayle, III                                              45,000 (6)              *
Lee Roy Jordan                                                    85,407 (7)              *
A. Douglas Jumper, Sr.                                         1,060,900 (8)           5.94%
  P. O. Box 890
  Booneville, Mississippi 38829

John W Lowe                                                     173,019  (9)              *
Michael R. Murphy                                               200,234 (10)           1.11%
David A. Roberson                                               594,670 (11)           3.26%
Bobby Tesney                                                     37,200 (12)              *
J. Don Williams                                                  25,000 (13)              *
All directors and executive officers (twelve persons)         3,852,041 (14)          20.01%

                  In addition to Messrs. Donnell and Jumper, the following persons have reported ownership in the Company at a level greater than 5%, according to statements on Schedule 13G as filed by such persons with the Securities and Exchange Commission:

                                                                Number of           Percent
                                                                  Shares            of Class
        Name of Individual                                     Beneficially       Beneficially
        or Persons in Group                                       Owned              Owned
        -------------------                                    ------------       ------------
        Dimensional Fund Advisors, Inc.                       1,189,214 (15)          6.73%
          1299 Ocean Avenue
          11th Floor
          Santa Monica, California 90401

         * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

       (1) Beneficial ownership in the foregoing table is based upon information furnished by the persons listed. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of March 22, 2004, that such person or group has the right to acquire within 60 days after such date, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated in these notes to the foregoing table, the beneficial owners named in the table have sole voting and investment power with respect to the shares of Common Stock reflected.

       (2) Includes 35,000 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (3) Includes 16,477 shares beneficially owned in an Individual Retirement Account and 33,900 shares owned by the minor children of Mr. Broughton. Includes 83,407 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (4) Includes 92,500 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (5) Includes 410,000 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter, 100,000 shares held by the Donnell Foundation, of which Mr. Donnell is co-trustee, 100,000 shares beneficially owned in an Individual Retirement Account, and 100 shares held by T&C Investments Club, in which Mr. Donnell is a member. Mr. Donnell has voting and investment power with respect to the shares of the Company held by the Donnell Foundation and T&C Investments Club. Also includes 13,000 shares held in his wife's Individual Retirement Account, 1,000 shares held by his wife's investment club and 7,000 shares owned directly by his wife. Also includes 100,000 shares held by the Sam Donnell Family Limited Partnership, 1% of which is held by a limited liability company in which Mr. Donnell holds 51% of the limited liability company interests. Mr. Donnell disclaims beneficial ownership of the shares held directly by his wife, the shares held in his wife's Individual Retirement Account and the shares held by his wife's investment club.

       (6) Includes 20,000 shares of issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (7) Includes 83,407 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (8) Includes 42,400 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter. Also includes 90,000 shares held of record by the Thomas D. Keenum, Sr. Trust, of which Mr. Jumper is a co-trustee (but not a beneficiary) along with Mr. Keenum. Mr. Keenum and Mr. Jumper are first cousins, and the trust is primarily for the benefit of Mr. Keenum and his spouse and their descendants. Mr. Jumper disclaims beneficial ownership of the shares held in this trust.

       (9) Includes 67,002 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (10) Includes 155,000 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter, 4,700 shares held in Mr. Murphy's Individual Retirement Account and 3,700 shares held in his wife's Individual Retirement Account. Mr. Murphy disclaims beneficial ownership of the shares held in his wife's Individual Retirement Account.

       (11) Includes 6,510 shares beneficially owned in an Individual Retirement Account, 1,874 shares held in his wife's Individual Retirement Account, and 512 shares owned by the minor children of Mr. Roberson. Includes 17,761 shares held by a family limited partnership of which Mr. Roberson is the general partner. Includes 290,000 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter. Also includes 125,000 shares beneficially owned by the Estate of Jerry F. Wilson which are issuable pursuant to a stock option presently exercisable as of March 24, 2003, or within 60 days thereafter. Mr. Roberson is a co-executor (but not a beneficiary) of this estate along with Mr. Wilson's widow. Mr. Roberson disclaims beneficial ownership of the shares held in Mr. Wilson's estate.

       (12) Includes 20,000 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (13) Includes 20,000 shares issuable pursuant to stock options presently exercisable as of March 22, 2004, or within 60 days thereafter.

       (14)  See notes 1-13 above.

       (15) In a Schedule 13G filed on February 6, 2004, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reported having sole voting and dispositive power of 1,189,214 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the issuers described in the schedule that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. All information in this footnote was obtained from the Schedule 13G filed by Dimensional.

                         EXECUTIVE COMPENSATION

                  The following tables, graphs and other information provide details concerning executive compensation.

Performance Graph

                  The following indexed graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the Standard and Poor's 500 Stock Index and (ii) a group of public companies, each of which is engaged in the business of designing, producing and selling manufactured homes. The industry group companies included in the index are Champion Enterprises, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Nobility Homes, Inc., Palm Harbor Homes, Inc., Skyline Corporation and Southern Energy Homes, Inc.

                          Comparison of 5 Year Cumulative Total Return
                Assumes Initial Investment of $100 and Reinvestment of Dividends


                                                   [GRAPH]


                                1998        1999       2000       2001        2002       2003
                                ----        ----       ----       ----        ----       ----

      Cavalier                 $100.00     $35.46      $8.17     $27.08      $18.12     $27.83

      S&P 500                  $100.00    $121.05    $110.02     $96.95      $75.52     $97.19

      Peer Group               $100.00     $52.29     $31.82     $56.75      $34.07     $44.99

Report of the Compensation Committee

                  General. The Compensation Committee of the Board of Directors (the "Committee") consists of three directors, Norman W. Gayle, III (Chair), John W. Allison and J. Don Williams. The Committee is responsible for establishing the base salary and annual bonus of the Company's executive officers. The Committee also reviews other matters relating to compensation of the Company's executive officers and administers the terms, conditions and policies of, and the benefits granted under, the Company's 1988 Nonqualified Stock Option Plan, the 1993 Amended and Restated Nonqualified Stock Option Plan, the 1996 Key Employee Stock Incentive Plan (the "1996 Plan") and the Executive Incentive Compensation Plan (the "EICP"). In addition, the Committee is responsible for administering options granted under the Belmont Homes, Inc. 1994 Non-Qualified Stock Option Plan for Non-Employee Directors that were converted in the merger involving Belmont into options to purchase shares of the Company's Common Stock. For a further description of the functioning of the Committee, please see the Committee's charter which is posted on the Company's website at www.cavhomesinc.com.

                  Compensation Policies. The Committee believes that the most effective executive compensation program is one which provides incentives to achieve both increased profitability and longer-term stockholder value. In this regard, the Committee believes executive compensation should be comprised of a reasonable annual base salary and an annual cash bonus program that rewards the executive officers in a manner directly related to the annual profitability of the Company. In prior years, the Committee has granted annual bonuses under the EICP based on corporate performance in comparison to targets previously set by the Committee. The Committee further believes that annual base salary and bonus arrangements should be supplemented with equity-based programs, pursuant to which the Company affords the ownership and retention of the Company's Common Stock by its executive officers and other key employees. The Committee endorses the proposition that equity ownership by management is beneficial because it aligns management's and stockholders' interest in the enhancement of stockholder value. The Committee feels that the combination of these programs helps to assure that the Company's executive officers and other key employees have a meaningful stake in the Company, its value, and its long-term and short-term performance.

                  The Committee determines base salary, bonus and other components of executive compensation upon the basis of corporate performance, judged by revenues, earnings, stock trading prices, and strategies, and return on equity and earnings per share in relation to an industry peer group (which generally are the companies in the industry group included in the index for the performance graph set forth above), and on the basis of the Committee's subjective perception of a particular executive's performance and worth to the Company, the Company's past compensation practices and a comparison of the Company's executive compensation with the compensation paid by other companies in the same industry and, to a lesser extent, a random selection of other companies. The Committee's decisions respecting stock option grants generally are made using the same criteria discussed above, and take into consideration the number of unexercised options held by the executive officers, exercise prices and market prices of the Company's Common Stock. In addition, in January 1998, the Company's Board of Directors adopted a policy that, in the event of any cancellation and repricing of options under the Company's 1996 Plan, the Company's Board of Directors will use all reasonable efforts to insure that the committee administering the Company's 1996 Plan requires that such cancellation and repricing be approved or ratified by the stockholders of the Company. In making executive compensation decisions, the Committee also considers the views of Mr. Roberson and any information provided by him.

                  The Committee awards annual bonuses primarily under the EICP. Under the annual incentive program, the bonus is calculated as a percentage of incentive net income (as defined in the EICP) and provides that the percentage of incentive net income paid into the bonus pool varies based on the degree of achievement of the defined incentive net income target. Bonus amounts are based on a minimum level of performance, below which no incentive would be paid, and a maximum payment or "cap" on the amount of bonus which can be received.

                  In light of industry conditions in recent years and the Company's results of operations as a result of those conditions, the Committee determined to follow Mr. Roberson's lead in setting base salary, bonus and the other components of executive compensation by making no changes to executive base salary for 2004, instead leaving salaries unchanged from April 2003. The Committee also declined to set an EICP performance target for 2004, although it retained the ability to make awards outside of the EICP if Company performance or other circumstances merited such an award.

                  Chief Executive Officer Compensation. The Committee established Mr. Roberson's compensation for 2004 according to the policies, bases, relationships to corporate performance and restructuring of executive compensation that are discussed above as being applicable to the Company's executive officers generally. The Committee did not increase Mr. Roberson's base salary from his salary as of December 31, 2003, which was $275,000, based largely on Mr. Roberson's suggestion. Mr. Roberson believes that he can lead by example, and that the Company's profitability should be the Committee's main focus.

                  Mr. Roberson's base salary was fixed at $300,000 per annum in 2002, which was the same as in 2001. In July 2000, Mr. Roberson voluntarily reduced his base salary from $375,000 to $300,000, a 20% reduction of his 2000 base salary as set by the Committee. Due to the Company's performance in 2002, Mr. Roberson did not receive a bonus. In light of continuing industry conditions, Mr. Roberson voluntarily reduced his base salary to $275,000 effective April 1, 2003, for a total cumulative reduction in salary of approximately 27% from his 2000 base salary level. The continuing impact of industry conditions on the Company's results of operations led the Committee, with the support of management, to decline to set a bonus objective for 2003. Additionally, management, including Mr. Roberson, has elected not to put a bonus objective in place for 2004 under the EICP.

                  Mr. Roberson is eligible to participate in the Company's 401(k) plan, and was previously eligible to participate in a deferred compensation plan which was terminated as of December 31, 2002. Mr. Roberson also previously had a split dollar insurance agreement with the Company, pursuant to which the Company paid the premiums on a life insurance policy for Mr. Roberson's benefit, with the Company entitled to be reimbursement for the premiums paid out of the cash surrender value on cancellation of the policy or when the death benefits are paid. The passage of the Sarbanes-Oxley Act of 2002 created some ambiguities regarding the continuation of such split dollar insurance plans, and Mr. Roberson and the Company agreed to terminate his split dollar insurance agreement effective December 22, 2003. Under the provisions of the split dollar agreement termination, Mr. Roberson agreed to transfer the split dollar policy to the Company in complete satisfaction of all amounts payable to the Company under the split dollar agreement.

Members of the Compensation Committee:            Norman W. Gayle, III, Chairman
                                                  John W. Allison
                                                  J. Don Williams

Summary Compensation Table

                  The following summary compensation table sets forth information concerning compensation for services in all capacities, including cash and non-cash compensation, awarded to, earned by or paid to the Company's Chief Executive Officer and the other executive officers of the Company in each of the last three fiscal years, unless otherwise noted.

                                                                             Long-Term
                                                                           Compensation
                                                                           ------------
                                          Annual Compensation           Awards       Payouts
                                          -------------------           ------       -------
                                                                      Securities
                                                                      Underlying      LTIP       All Other
Name and Principal Position            Year      Salary     Bonus      Options       Payouts    Compensation
---------------------------            ----      ------     -----      -------       -------    ------------

David A. Roberson -
   President and Chief Executive       2003      281,250 (1) -0-          --         62,357 (4)    19,120 (5)
Officer
                                       2002      300,000     -0-       100,000 (3)     -0-          5,282 (6)
                                       2001      300,000     -0-          --           -0-          4,477 (7)

Barry B. Donnell -
   Chairman of the Board               2003      140,625 (1) -0-          --         71,522 (4)     3,120 (5)
                                       2002      225,000     -0-       100,000 (3)     -0-          4,023 (6)
                                       2001      225,000     -0-          --           -0-          3,312 (7)

Michael R. Murphy -
   Vice President, Chief Financial Officer
   and Secretary-Treasurer             2003      146,250 (1) -0-          --         30,231 (4)     2,852 (5)
                                       2002      150,000     -0-        50,000 (3)     -0-          2,521 (6)
                                       2001      150,000     -0-          --           -0-          2,426 (7)

Gregory A. Brown -
   Chief Operating Officer             2003      213,750 (1) -0-          --        149,534 (4)     3,400 (5)
                                       2002      225,000     -0-        50,000 (3)     -0-          3,400 (6)
                                       2001      225,000    1,000 (2)     --           -0-          2,754 (7)

       (1) Messrs. Roberson, Donnell, Murphy and Brown voluntarily agreed to reduce their salaries in April 2003, in light of Company performance and poor industry conditions. Mr. Roberson was paid at a base rate of $300,000 per year until April 1, 2003, when the amount decreased to $275,000. Mr. Donnell was paid at a base rate of $225,000 per year until April 1, 2003, when the amount decreased to $112,500. Mr. Murphy was paid at a base rate of $150,000 per year until April 1, 2003, when the amount decreased to $145,000. Mr. Brown was paid at a base rate of $225,000 per year until April 1, 2003, when the amount decreased to $210,000.

       (2) Includes $1,000 paid to Mr. Brown as a Christmas bonus in 2001, prior to becoming an executive officer.

       (3) Options granted to executive officers during 2002 were granted pursuant to the 1996 Plan. The 1996 Plan provides for, among other things, the granting of both incentive and non-qualified stock options. Options granted under the 1996 Plan are generally exercisable six months after the grant date and expire ten years from the date of grant.

       (4) Amounts paid to Messrs. Roberson, Donnell, Murphy and Brown in connection with the termination of the deferred compensation plan, which amounts represent compensation earned and deferred in prior years.

       (5) Includes matching contribution made by the Company to its 401(k) plan during 2003 on behalf of Messrs. Roberson and Donnell in the amount of $3,120, on behalf of Mr. Murphy in the amount of $2,852 and on behalf of Mr. Brown in the amount of $3,400. Also includes $16,000 paid to Mr. Roberson for premiums on life insurance policies.

       (6) Includes the following for 2002: (i) matching contribution made by the Company to its 401(k) plan during 2002 on behalf of Messrs. Roberson, Donnell and Brown in the amount of $3,400 and on behalf of Mr. Murphy in the amount of $2,521; and (ii) amounts paid in connection with split dollar insurance agreements between the Company and irrevocable insurance trusts established by Messrs. Roberson and Donnell, which provide for the Company to be reimbursed for premiums paid for life insurance, less the amounts attributable to term insurance, upon the earlier of the cancellation of the policy or the payment of death benefits. The amount reflected in the column includes a portion of the premium payments that are attributable to term insurance coverages for Mr. Roberson of $1,882 and for Mr. Donnell of $623, as determined by tables supplied by the Internal Revenue Service.

       (7) Includes the following for 2001: (i) matching contribution made by the Company to its 401(k) plan during 2001 on behalf of Messrs. Roberson, Donnell and Brown in the amount of $2,754 and on behalf of Mr. Murphy in the amount of $2,426; and (ii) amounts paid in connection with split dollar insurance agreements between the Company and irrevocable insurance trusts established by Messrs. Roberson and Donnell, which provide for the Company to be reimbursed for premiums paid for life insurance, less the amounts attributable to term insurance, upon the earlier of the cancellation of the policy or the payment of death benefits. The amount reflected in the column includes a portion of the premium payments that are attributable to term insurance coverages for Mr. Roberson of $1,723 and for Mr. Donnell of $558, as determined by tables supplied by the Internal Revenue Service.

Information Concerning Stock Options

2003 Stock Option Grants

                  The Company did not grant any stock options to its executive officers during 2003.

                  The named executive officers did not exercise any options to purchase shares of Common Stock during 2003, and an aggregate of 947,500 shares were subject to stock options that were unexercised at the end of the year. The following table summarizes the foregoing:


                                     Aggregated Options Exercised in Last Fiscal Year
                                             and Fiscal Year End Option Values

                        Shares
                       Acquired
                          on          Value          Number of Unexercised               Value of Unexercised
                       Exercise      Realized       Options/SARs at FY-End       In-the-Money Options/SARs at FY-End
        Name              (#)          ($)                   (#)                              ($) (1)
        ----              ---          ---                   ---                              ---
         (a)              (b)          (c)                   (d)                              (e)
                                                  Exercisable   Unexercisable      Exercisable    Unexercisable
                                                  -----------   -------------      -----------    -------------
David A. Roberson          -            -           290,000           -                 0               0

Barry B. Donnell           -            -           410,000           -                 0               0

Michael R. Murphy          -            -           155,000           -                 0               0

Gregory A. Brown           -            -            92,500           -                 0               0

       (1) A fair market value of $2.98 per share is used to calculate the value of unexercised options, which is based upon the closing sale price of the Company's Common Stock on the New York Stock Exchange on December 31, 2003, the final trading day of 2003. The actual value, if any, a person may realize as a result of an option will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Long-Term Incentive Compensation

                  None of the named executive officers received long-term incentive compensation under the EICP during fiscal year 2003. Additionally, senior management has requested that the Compensation Committee suspend any consideration of performance objectives under the EICP for fiscal year 2004, in light of current conditions in the industry.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  As of December 31, 2003, the Company had a credit agreement (the "Credit Facility") with its primary lender, First Commercial Bank. The Credit Facility is comprised of a revolving line of credit which provides for borrowings (including letters of credit) up to $25,000,000 and a real estate term loan component of $10,000,000 which are cross-secured and cross-defaulted. At December 31, 2003, $8,895,000 was outstanding under the real estate component of the Credit Facility, and none of the $25,000,000 revolving line of credit was outstanding, under which $9,181,000 was available. The maturity date under the revolving line of credit is April 2005. The amount available under the Credit Facility is equal to the lesser of an amount based on defined percentages of accounts and notes receivable and inventories or certain levels of tangible net worth, plus all treasury stock purchases after December 31, 2002. The Company was in compliance with all of the restrictive covenants under the Credit Facility as of December 31, 2003.

                  First Commercial Bank has also issued letters of credit for five industrial development bond issues relating to Company properties and provides financing to certain Texas joint ventures in which the Company is a limited partner, as further described below. The Company made payments to First Commercial Bank in the amount of $551,683 for interest and in the amount of $145,992 for commitment, letter of credit and various bond related fees in 2003. Mr. Broughton is the Chairman of First Commercial Bank. The Company believes that the terms of the Credit Facility and these other financing arrangements are reasonable compared to terms that would be present in a similar credit facility or other financing arrangements entered into with an unaffiliated entity.

                  The Company, along with two other manufactured housing producers, is a limited partner in three separate limited partnerships. One of the limited partnerships owns real estate (the "Lamraft Partnership") that, prior to October 1, 2001, was leased to the other two limited partnerships. Each of the other two limited partnerships (the "WoodPerfect Partnership" and the "Hillsboro Partnership") ceased business operations in 2001.

                  Financing for the businesses previously conducted by the partnerships was provided through industrial bond financing. First Commercial Bank ("First Commercial") has issued a letter of credit as security for the industrial bond financing for the project, for which First Commercial receives customary fees. First Commercial also loaned the Lamraft Partnership funds to redeem a portion of the bond indebtedness. In addition to the bond indebtedness, First Commercial provided an equipment loan to the WoodPerfect Partnership which had an outstanding balance of $315,312 as of December 31, 2003. Each of the partners in the partnerships has executed guarantees to First Commercial with respect to this indebtedness.

                  The Company owns an approximate 33% interest in each of the partnerships. Lee Roy Jordan previously owned an approximate 6% limited partnership interest in the Lamraft Partnership and an approximate 9% limited partnership interest in the WoodPerfect Partnership. Mr. Jordan also owned membership interests of each of the limited liability companies that serve as the general partners to the Lamraft Partnership and the WoodPerfect Partnership. Mr. Jordan disposed of all of his interests related to the partnerships effective May 31, 2003.

                  Mr. Lowe is a partner in the law firm of Lowe, Mobley & Lowe, which rendered legal services to the Company and its subsidiaries during 2003 and which the Company expects to continue to render legal services during 2004. During 2003, the Company and its subsidiaries paid legal fees to Lowe, Mobley & Lowe, either directly or indirectly, an aggregate amount of $378,179.

                  During 2003, the Company and its subsidiaries purchased approximately $14.6 million in roof trusses and other lumber products in the ordinary course of business from an entity in which Jonathan B. Lowe and Michael
P. Lowe, sons of John W Lowe, have a minority ownership interest. Richard Roberson, Mr. Roberson's brother, also has a minority ownership interest in and is an executive officer of this entity. The Company believes that the payments made for the products purchased from this entity were reasonable compared to amounts that would have been paid to unaffiliated entities for similar products.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange (the Company is now listed on the American Stock Exchange). Copies of these reports must also be furnished to the Company. Based solely on a review of copies of such reports furnished to the Company, the Company believes that during 2003 all applicable filing requirements were complied with in a timely manner.

                               OTHER MATTERS

                  The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

                           STOCKHOLDER PROPOSALS

                  Stockholder proposals submitted for consideration at the 2005 Annual Meeting of Stockholders must be received by the Company no later than December 14, 2004, to be considered for inclusion in the 2005 proxy materials. According to the Company's By-laws, for a stockholder proposal to be properly brought before the 2005 Annual Meeting of Stockholders (other than a proposal to be considered for inclusion in the 2005 proxy materials), it must be a proper matter for stockholder action and must be delivered to the secretary of the Company no earlier than January 13, 2005 and no later than February 14, 2005.

                                                          CAVALIER HOMES, INC.


                                                          /s/ Michael R. Murphy
                                                          Michael R. Murphy
                                                          Secretary
Addison, Alabama
April 13, 2004

                           CAVALIER HOMES, INC. PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints David A. Roberson and Michael R. Murphy, or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of Cavalier Homes, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Cavalier Homes, Inc., to be held on Wednesday, May 19, 2004, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama and at any adjournment or postponement thereof, in the following manner:

      1.  ELECTION OF DIRECTORS

      [ ] FOR all nominees listed below             [ ] AUTHORITY WITHHELD
          (except as otherwise instructed below)        to vote for all nominees
                                                                   listed below

         John W. Allison, Thomas A. Broughton, III, Barry B. Donnell, Norman W. Gayle, III, Lee Roy Jordan, A. Douglas Jumper, Sr., John W Lowe, David A. Roberson, Bobby Tesney and J. Don Williams


To withhold authority to vote for any nominee, write that nominee's name in the space provided below.



      2. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

      [ ]  FOR                     [ ]  AGAINST                  [ ]  ABSTAIN



                   (Continued and to be signed on other side)

      3. OTHER MATTERS

      [ ] In their discretion, upon such other    [ ]  AUTHORITY WITHHELD
          matters as may properly come before          to vote upon such matters
          the meeting



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR
ITEM 2, AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.


                                          Dated: _____________________, 2004


                                          --------------------------------------
                                          Signature


                                          --------------------------------------
                                          Signature


                  Please sign this proxy exactly as your name appears hereon. When signing as executor, administrator, trustee, corporate officer, etc., please give full title. In case of joint owners, each joint owner should sign.

         Please Date, Sign and Return TODAY in the Enclosed Envelope.

             No Postage Required if Mailed in the United States.